ENERGY TRANSFER REPORTS THIRD QUARTER 2021 RESULTS
Dallas - November 3, 2021 - Energy Transfer LP (NYSE:ET) (“ET” or the “Partnership”) today reported financial results for the quarter ended September 30, 2021.
ET reported net income attributable to partners for the three months ended September 30, 2021 of $635 million, an increase of $1.29 billion compared to the same period the previous year. For the three months ended September 30, 2021, net income per limited partner unit (basic and diluted) was $0.20 per unit.
Adjusted EBITDA for the three months ended September 30, 2021 was $2.58 billion compared to $2.87 billion for the three months ended September 30, 2020. The third quarter of 2020 benefited from approximately $300 million of one-time items and gains from optimization activities that did not re-occur in the current period.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended September 30, 2021 was $1.31 billion compared to $1.69 billion for the three months ended September 30, 2020. The decrease was primarily driven by the decrease in Adjusted EBITDA discussed above.
Key accomplishments and current developments:
Operational
•In the third quarter of 2021, ET reached a new record for NGL transportation and fractionation volumes, as well as for NGL and refined product terminal volumes.
•ET recently completed its Permian Bridge project, which provides increased connectivity and efficiency between ET’s natural gas gathering and processing assets in the Delaware Basin and its assets in the Midland Basin.
•ET has also commissioned the next phase of the Mariner East Pipeline Project (ME2X).
Strategic
•In September 2021, ET’s patented Dual Drive Technologies natural gas compression system received a GPA Midstream Environmental Excellence Award for its impact on reducing CO2 emissions.
•In September 2021, ET entered into its second major solar energy power purchase arrangement. The agreement is for 120 megawatts of electricity from the Eiffel Solar project in Northeast Texas.
•During the third quarter, ET signed a memorandum of understanding with the Republic of Panama to study the feasibility of a proposed Trans-Panama Gateway LPG pipeline and is reviewing the potential creation of a new strategically located NGL hub in Panama.
•ET and Enable Midstream Partners, LP continue to work toward obtaining Hart-Scott-Rodino Act clearance for their previously announced merger. ET continues to expect the transaction to close in the fourth quarter of 2021.
Financial
•During the third quarter of 2021, the Partnership reduced outstanding debt by approximately $800 million, utilizing cash from operations. Year-to-date in 2021, ET has reduced its long-term debt by approximately $6.0 billion.
•As of September 30, 2021, the Partnership’s $6.00 billion revolving credit facilities had an aggregate $5.37 billion of available capacity, and the leverage ratio, as defined by the credit agreement, was 3.15x.
•For the three months ended September 30, 2021, the Partnership invested approximately $362 million on growth capital expenditures.

•In October 2021, ET announced a quarterly distribution of $0.1525 per unit ($0.61 annualized) on ET common units for the quarter ended September 30, 2021.
•For full year of 2021, ET expects its adjusted EBITDA to be $12.9 billion to $13.3 billion and its growth capital expenditures to be approximately $1.6 billion.
ET benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30% of the Partnership’s consolidated Adjusted EBITDA for the three months ended September 30, 2021. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time, Wednesday, November 3, 2021 to discuss its third quarter 2021 results and provide a partnership update. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major domestic production basins. ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets. ET also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states, as well as refined product transportation and terminalling assets. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission, including the Partnership’s Quarterly Report on Form 10-Q to be filed for the current period. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic, and we cannot predict the length and ultimate impact of those risks. The Partnership has also been, and may in the future be, impacted by the winter storm in February 2021 and the resolution of related contingencies, including credit losses, disputed purchases and sales, litigation and/or potential legislative action. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.

Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets	$9,049	$6,317

Property, plant and equipment, net	74,271	75,107

Investments in unconsolidated affiliates	2,958	3,060
Lease right-of-use assets, net	829	866
Other non-current assets, net	1,722	1,657
Intangible assets, net	5,474	5,746
Goodwill	2,395	2,391
Total assets	$96,698	$95,144
LIABILITIES AND EQUITY
Current liabilities (1)	$9,834	$5,923

Long-term debt, less current maturities	44,793	51,417
Non-current derivative liabilities	187	237
Non-current operating lease liabilities	799	837
Deferred income taxes	3,683	3,428
Other non-current liabilities	1,270	1,152

Commitments and contingencies
Redeemable noncontrolling interests	783	762

Equity:
Limited Partners:
Preferred Unitholders	5,671	—
Common Unitholders	21,726	18,531
General Partner	(5)	(8)
Accumulated other comprehensive income	19	6
Total partners’ capital	27,411	18,529
Noncontrolling interests	7,938	12,859
Total equity	35,349	31,388
Total liabilities and equity	$96,698	$95,144
(1)    As of September 30, 2021, current liabilities include $678 million of current maturities of long-term debt. This total includes all of the $650 million of senior notes due in April 2022 from the Bakken Pipeline entities, for which our proportionate ownership is 36.4%.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUES	$16,664	$9,955	$48,760	$28,920
COSTS AND EXPENSES:
Cost of products sold	13,188	6,376	35,641	18,784
Operating expenses	898	773	2,585	2,422
Depreciation, depletion and amortization	943	912	2,837	2,715
Selling, general and administrative	198	176	583	555
Impairment losses	—	1,474	11	2,803
Total costs and expenses	15,227	9,711	41,657	27,279
OPERATING INCOME	1,437	244	7,103	1,641
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(558)	(569)	(1,713)	(1,750)
Equity in earnings (losses) of unconsolidated affiliates	71	(32)	191	46
Impairment of investment in an unconsolidated affiliate	—	(129)	—	(129)
Losses on extinguishments of debt	—	—	(8)	(62)
Gains (losses) on interest rate derivatives	1	55	72	(277)
Other, net	33	71	45	6
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	984	(360)	5,690	(525)
Income tax expense	77	41	234	168
NET INCOME (LOSS)	907	(401)	5,456	(693)
Less: Net income attributable to noncontrolling interests	260	242	870	427
Less: Net income attributable to redeemable noncontrolling interests	12	12	37	37
NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	635	(655)	4,549	(1,157)
General Partner’s interest in net income (loss)	1	—	5	(1)
Preferred Unitholders’ interest in net income	99	—	185	—
Limited Partners’ interest in net income (loss)	$535	$(655)	$4,359	$(1,156)
NET INCOME (LOSS) PER LIMITED PARTNER UNIT:
Basic	$0.20	$(0.24)	$1.61	$(0.43)
Diluted	$0.20	$(0.24)	$1.60	$(0.43)
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	2,705.2	2,696.6	2,704.0	2,694.4
Diluted	2,720.6	2,696.6	2,718.4	2,694.4

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021(a)	2020
Reconciliation of net income (loss) to Adjusted EBITDA and Distributable Cash Flow(b):
Net income (loss)	$907	$(401)	$5,456	$(693)
Interest expense, net of interest capitalized	558	569	1,713	1,750
Impairment losses	—	1,474	11	2,803
Income tax expense	77	41	234	168
Depreciation, depletion and amortization	943	912	2,837	2,715
Non-cash compensation expense	26	30	81	93
(Gains) losses on interest rate derivatives	(1)	(55)	(72)	277
Unrealized (gains) losses on commodity risk management activities	19	30	(74)	27
Losses on extinguishments of debt	—	—	8	62
Impairment of investment in an unconsolidated affiliate	—	129	—	129
Inventory valuation adjustments (Sunoco LP)	(9)	(11)	(168)	126
Equity in (earnings) losses of unconsolidated affiliates	(71)	32	(191)	(46)
Adjusted EBITDA related to unconsolidated affiliates	141	169	400	480
Other, net	(11)	(53)	—	48
Adjusted EBITDA (consolidated)	2,579	2,866	10,235	7,939
Adjusted EBITDA related to unconsolidated affiliates	(141)	(169)	(400)	(480)
Distributable cash flow from unconsolidated affiliates	103	128	268	353
Interest expense, net of interest capitalized	(558)	(569)	(1,713)	(1,750)
Preferred unitholders’ distributions	(110)	(97)	(305)	(282)
Current income tax expense	(10)	(7)	(34)	(8)
Maintenance capital expenditures	(155)	(129)	(371)	(368)
Other, net	14	17	50	57
Distributable Cash Flow (consolidated)	1,722	2,040	7,730	5,461
Distributable Cash Flow attributable to Sunoco LP (100%)	(146)	(139)	(399)	(419)
Distributions from Sunoco LP	41	41	124	123
Distributable Cash Flow attributable to USAC (100%)	(52)	(57)	(157)	(170)
Distributions from USAC	25	24	73	72
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(284)	(234)	(786)	(733)
Distributable Cash Flow attributable to the partners of ET	1,306	1,675	6,585	4,334
Transaction-related adjustments	6	16	34	46
Distributable Cash Flow attributable to the partners of ET, as adjusted	$1,312	$1,691	$6,619	$4,380
Distributions to partners:
Limited Partners	$413	$411	$1,238	$2,055
General Partner	1	1	2	3
Total distributions to be paid to partners	$414	$412	$1,240	$2,058
Common Units outstanding – end of period	2,705.8	2,698.0	2,705.8	2,698.0
Distribution coverage ratio	3.17x	4.10x	5.34x	2.13x
(a)Winter Storm Uri, which occurred in February 2021, resulted in one-time impacts to the Partnership’s consolidated net income, Adjusted EBITDA and Distributable Cash Flow. Please see additional discussion of these impacts, as well as the potential impacts to future periods, included in the “Summary Analysis of Quarterly Results by Segment” below.
(b)Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of

ET’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ET’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but

Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of ET in respect of such period.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2021	2020
Segment Adjusted EBITDA:
Intrastate transportation and storage	$172	$203
Interstate transportation and storage	334	425
Midstream	556	530
NGL and refined products transportation and services	706	762
Crude oil transportation and services	496	631
Investment in Sunoco LP	198	189
Investment in USAC	99	104
All other	18	22
Total Segment Adjusted EBITDA	$2,579	$2,866
In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2021	2020
Natural gas transported (BBtu/d)	12,335	12,185
Withdrawals from storage natural gas inventory (BBtu)	2,350	10,315
Revenues	$1,217	$654
Cost of products sold	978	434
Segment margin	239	220
Unrealized (gains) losses on commodity risk management activities	(1)	23
Operating expenses, excluding non-cash compensation expense	(64)	(42)
Selling, general and administrative expenses, excluding non-cash compensation expense	(8)	(7)
Adjusted EBITDA related to unconsolidated affiliates	6	7
Other	—	2
Segment Adjusted EBITDA	$172	$203
Transported volumes increased primarily due to production increases in the Permian.
Segment Adjusted EBITDA. For the three months ended September 30, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation segment decreased due to the net effects of the following:
•a decrease of $36 million in realized natural gas sales and other primarily due to lower optimization volumes with shifts to long-term third-party contracts from the Permian to the Gulf Coast and lower spreads; and
•an increase of $22 million in operating expenses primarily due to increases of $9 million in cost of fuel consumption due to higher gas prices, $6 million in maintenance project costs, $3 million in employee related expenses, and $3 million in ad valorem taxes; partially offset by
•an increase of $11 million in transportation fees due to increased firm transportation volumes from the Permian;
•an increase of $17 million in retained fuel revenues primarily due to higher natural gas prices; and
•an increase of $3 million in realized storage margin due to higher storage optimization.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2021	2020
Natural gas transported (BBtu/d)	9,917	10,387
Natural gas sold (BBtu/d)	16	15
Revenues	$418	$471
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(152)	(147)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(21)	(20)
Adjusted EBITDA related to unconsolidated affiliates	91	122
Other	(2)	(1)
Segment Adjusted EBITDA	$334	$425
Transported volumes decreased primarily due to foundation shipper contract expirations and a shipper bankruptcy on our Tiger system, as well as lower utilization resulting from unfavorable market conditions on our Trunkline system.

Segment Adjusted EBITDA. For the three months ended September 30, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impacts of the following:
•a decrease of $53 million in revenues primarily due to a $37 million decline resulting from shipper contract expirations on our Tiger system and an $18 million decline due to a shipper bankruptcy during 2020 also on our Tiger system. In addition, transportation revenues decreased by $16 million on our Panhandle and Trunkline systems due to lower demand. These decreases were partially offset by an increase of $13 million in transportation revenue from our Rover system as a result of more favorable market conditions;
•an increase of $5 million in operating expenses primarily due to a $7 million increase from the revaluation of system gas, a $5 million increase in maintenance project costs, a $3 million increase in employee costs, and $2 million increase in ad valorem taxes; partially offset by a decrease in credit losses in the prior period;
•an increase of $1 million in selling, general and administrative expenses primarily due to higher allocated overhead costs and employee costs; and
•a decrease of $31 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to a $19 million decrease from our Fayetteville Express Pipeline joint venture as a result of the expiration of foundation shipper contracts, a $9 million decrease from our Citrus joint venture due to a contractual rate adjustment and a $3 million decrease from our Midcontinent Express Pipeline joint venture due to lower rates on short-term capacity.
Midstream

	Three Months Ended September 30,
	2021	2020
Gathered volumes (BBtu/d)	12,991	12,904
NGLs produced (MBbls/d)	667	635
Equity NGLs (MBbls/d)	37	32
Revenues	$2,919	$1,377
Cost of products sold	2,153	668
Segment margin	766	709
Operating expenses, excluding non-cash compensation expense	(191)	(169)
Selling, general and administrative expenses, excluding non-cash compensation expense	(28)	(21)
Adjusted EBITDA related to unconsolidated affiliates	8	9
Other	1	2
Segment Adjusted EBITDA	$556	$530
Gathered volumes and NGL production increased compared to the same period last year primarily due to volume increases in the Permian, Ark-La-Tex, and South Texas regions, partially offset by volume declines in the Northeast and Mid-Continent/Panhandle regions.
Segment Adjusted EBITDA. For the three months ended September 30, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impacts of the following:
•an increase of $156 million in non-fee-based margin due to favorable NGL prices of $96 million and natural gas prices of $60 million; and
•an increase of $8 million in non-fee-based margin due to increased throughput in the Permian region and the ramp-up of recently completed assets in the Northeast region; partially offset by
•a decrease of $107 million in fee-based margin due to the recognition of $103 million related to the restructuring and assignment of certain gathering and processing contracts in the Ark-La-Tex region in the third quarter of 2020;
•an increase of $22 million in operating expenses due to an increase of $15 million in employee costs and $6 million in outside services; and
•an increase of $7 million in selling, general and administrative expenses due to higher allocated overhead costs.

NGL and Refined Products Transportation and Services

	Three Months Ended September 30,
	2021	2020
NGL transportation volumes (MBbls/d)	1,803	1,493
Refined products transportation volumes (MBbls/d)	526	460
NGL and refined products terminal volumes (MBbls/d)	1,237	850
NGL fractionation volumes (MBbls/d)	884	877
Revenues	$5,262	$2,623
Cost of products sold	4,347	1,712
Segment margin	915	911
Unrealized (gains) losses on commodity risk management activities	(2)	11
Operating expenses, excluding non-cash compensation expense	(207)	(162)
Selling, general and administrative expenses, excluding non-cash compensation expense	(27)	(20)
Adjusted EBITDA related to unconsolidated affiliates	26	22
Other	1	—
Segment Adjusted EBITDA	$706	$762
NGL transportation volumes increased primarily due to the initiation of service on our propane and ethane export pipelines into our Nederland Terminal in the fourth quarter of 2020, higher volumes from the Eagle Ford region and higher volumes on our Mariner East and West pipeline systems.
Refined products transportation volumes increased due to recovery from COVID-19 related demand reduction in the prior period.
NGL and refined products terminal volumes increased primarily due to the previously mentioned start of new pipelines and refined product demand recovery.
Segment Adjusted EBITDA. For the three months ended September 30, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment decreased due to the net impacts of the following:
•a decrease of $58 million in marketing margin primarily due to a $36 million decrease in optimization gains and from the sale of NGL component products at our Mont Belvieu facility and a $19 million decrease in northeast blending and optimization primarily due to realized losses on financial instruments and increased costs related to renewable identification numbers (“RINs”), and a $6 million decrease due to optimization gains realized in 2020 as marketing prices increased. These decreases were partially offset by a $4 million increase in butane blending margin due to more favorable spreads and incremental gasoline blending in the third quarter of 2021;
•an increase of $45 million in operating expenses primarily due to a $21 million increase in utilities cost, a $16 million increase in employee related costs, a $6 million increase in materials and other associated costs to run the assets and a $2 million increase in allocated corporate overhead costs;
•an increase of $7 million in selling, general and administrative expenses primarily due to corporate cost reductions in 2020; and
•a decrease of $7 million in fractionators and refinery services margin primarily due to a $10 million decrease resulting from a slightly lower average rate achieved due to the increased utilization of our ethane optimization strategy. This decrease was partially offset by a $5 million increase in blending activity at our fractionation facility; partially offset by
•an increase of $36 million in terminal services margin primarily due to a $20 million increase in ethane export fees at our Nederland Terminal, an increase of $13 million in loading fees due to higher LPG export volumes at our Nederland Terminal and a $3 million increase at our refined product terminals due to higher throughput and timing of accounting adjustments;
•an increase of $20 million in transportation margin primarily due to a $30 million increase due to higher export volumes feeding into our Nederland Terminal, a $6 million increase from higher throughput on our Mariner pipeline system, and a $6 million increase in refined products transportation due to recovery from COVID-19 related demand reduction in the prior period and other refined products demand increases. These increases were partially offset by a $23 million decrease resulting from a slightly lower average rate achieved due to the increased utilization of our ethane optimization strategy; and
•an increase of $4 million in Adjusted EBITDA related to unconsolidated affiliates due to an increase primarily resulting from higher throughput on Explorer pipeline due to COVID-19 demand recovery.
Crude Oil Transportation and Services

	Three Months Ended September 30,
	2021	2020
Crude transportation volumes (MBbls/d)	4,173	3,551
Crude terminals volumes (MBbls/d)	2,703	2,317
Revenues	$4,578	$2,850
Cost of products sold	3,918	2,096
Segment margin	660	754
Unrealized (gains) losses on commodity risk management activities	14	(1)
Operating expenses, excluding non-cash compensation expense	(142)	(112)
Selling, general and administrative expenses, excluding non-cash compensation expense	(44)	(28)
Adjusted EBITDA related to unconsolidated affiliates	7	9
Other	1	9
Segment Adjusted EBITDA	$496	$631
Crude transportation volumes were higher on our Texas pipeline system and Bakken pipeline, driven by a recovery in crude oil production in these regions as a result of higher crude oil prices as well as a recovery in refinery utilization. Volumes on our Bayou Bridge pipeline were also higher, driven by more favorable crude oil differentials for shippers. Volumes also benefited from a full quarter of operations from our Cushing South pipeline. Crude terminal volumes were higher due to increased customer throughput activity at our Gulf Coast terminals.
Segment Adjusted EBITDA. For the three months ended September 30, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impacts of the following:
•a decrease of $79 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $133 million decrease from our crude oil acquisition and marketing business due to storage trading gains realized in the prior period, unfavorable crude inventory valuation adjustments, and less favorable pricing conditions impacting our Bakken to Gulf Coast trading operations, a $6 million decrease in throughput at our crude terminals primarily driven by lower export demand, and a $3 million decrease from our Texas crude pipeline system due to lower average tariff rates realized; partially offset by a $65 million increase from improved performance on our Bayou Bridge and Bakken pipelines;
•an increase of $30 million in operating expenses primarily due to higher volume-driven expenses and higher employee expenses;
•an increase of $16 million in selling, general and administrative expenses primarily due to legal expenses and higher overhead allocations to the crude segment as a result of assets acquired; and
•a decrease of $2 million in Adjusted EBITDA related to unconsolidated affiliates due to lower volumes on White Cliffs pipeline from lower crude oil production, partially offset by an increase in jet fuel sales by our joint ventures.

Investment in Sunoco LP

	Three Months Ended September 30,
	2021	2020
Revenues	$4,779	$2,805
Cost of products sold	4,472	2,497
Segment margin	307	308
Unrealized (gains) losses on commodity risk management activities	2	(6)
Operating expenses, excluding non-cash compensation expense	(85)	(84)
Selling, general and administrative expenses, excluding non-cash compensation expense	(23)	(24)
Adjusted EBITDA related to unconsolidated affiliates	3	2
Inventory valuation adjustments	(9)	(11)
Other	3	4
Segment Adjusted EBITDA	$198	$189
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended September 30, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impacts of the following:
•an increase in the gross profit on motor fuel sales of $4 million primarily due to a 6.4% increase in gallons sold, partially offset by a 7.3% decrease in gross profit per gallon sold; and
•an increase in non-motor fuel sales of $5 million primarily due to increased credit card transactions, merchandise gross profit and franchise fee income.
Investment in USAC

	Three Months Ended September 30,
	2021	2020
Revenues	$159	$161
Cost of products sold	19	20
Segment margin	140	141
Operating expenses, excluding non-cash compensation expense	(31)	(27)
Selling, general and administrative expenses, excluding non-cash compensation expense	(10)	(10)
Segment Adjusted EBITDA	$99	$104
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended September 30, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment decreased due to the following:
•a decrease of $1 million in segment margin primarily due to slightly lower revenue generating horsepower; and
•an increase of $4 million in operating expenses primarily due to an increase in property taxes and expenses related to our vehicle fleet.

All Other

	Three Months Ended September 30,
	2021	2020
Revenues	$696	$367
Cost of products sold	652	318
Segment margin	44	49
Unrealized losses on commodity risk management activities	6	3
Operating expenses, excluding non-cash compensation expense	(29)	(35)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(23)
Adjusted EBITDA related to unconsolidated affiliates	2	1
Other and eliminations	8	27
Segment Adjusted EBITDA	$18	$22
For the three months ended September 30, 2021 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased primarily due to the net impacts of the following:
•a decrease of $12 million due to the settlement of customer disputes related to prior period activity;
•a decrease of $7 million due to the revaluation of natural gas inventory; and
•a decrease of $2 million due to lower trading gains; partially offset by
•an increase of $5 million due to higher compressor sales and lower operating expenses in our compressor business;
•an increase of $2 million from Energy Transfer Canada due to the aggregate impact of multiples smaller changes; and
•an increase of $2 million due to lower utility expense.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table is a summary of our revolving credit facilities. We also have other consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at September 30, 2021	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$4,370	December 1, 2024
364-Day Revolving Credit Facility	1,000	1,000	November 26, 2021
	$6,000	$5,370

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended September 30,
	2021	2020
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$44	$50
FEP	—	(106)
MEP	(5)	(1)
White Cliffs	(1)	2
Other	33	23
Total equity in earnings (losses) of unconsolidated affiliates	$71	$(32)

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$87	$96
FEP	—	19
MEP	4	8
White Cliffs	4	11
Other	46	35
Total Adjusted EBITDA related to unconsolidated affiliates	$141	$169

Distributions received from unconsolidated affiliates:
Citrus	$106	$48
FEP	—	20
MEP	1	4
White Cliffs	5	2
Other	26	24
Total distributions received from unconsolidated affiliates	$138	$98

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(Dollars in millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, our non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended September 30,
	2021	2020
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$599	$529
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	299	269

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$556	$483
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	272	249
Below is our current ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	ET Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Energy Transfer Canada	51.0%
Others	various
(a)Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount of Adjusted EBITDA included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount of Distributable Cash Flow included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.